UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2006
D.R. Horton, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
301 Commerce Street, Suite 500, Fort Worth, Texas 76102
(Address of principal executive offices)
Registrant’s telephone number, including area code: (817) 390-8200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On June 12, 2006, D.R. Horton, Inc. (the “Company”) provided final notice to U.S. Bank National Association (“Trustee”) that the Company is voluntarily calling all of its outstanding 10.5% Senior Subordinated Notes due 2011 for full redemption on July 15, 2006 in accordance with the terms of the indenture governing the notes. The 10.5% Senior Subordinated Notes will be redeemed at a price of $1,052.50 per $1,000 note outstanding, which will result in an aggregate redemption price of approximately $152.4 million to be paid by the Company on July 15, 2006. In addition, on July 15, 2006, accrued and unpaid semi-annual interest of $52.50 per $1,000 note, approximately $7.6 million in the aggregate, will be paid to holders of record as of July 1, 2006. Holders of the 10.5% Senior Subordinated Notes will receive by mail a Notice of Full Redemption setting forth the redemption procedures.
     A press release issued by the Company announcing the redemption is filed as exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits.
     (c)   Exhibits:
     99.1 Press Release issued by D.R. Horton, Inc. on June 12, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 12, 2006

D. R. Horton, Inc.
By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and CFO

Exhibit No.	Description of Document
99.1	Press Release issued by D.R. Horton, Inc. on June 12, 2006.